Exhibit 5.1

        [LETTERHEAD OF SUMMIT LAW GROUP PLLC]

FORM

                        , 2002

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Washington 98033
Re: 12 1/2% Senior Notes due 2009 Exchange Offer

Ladies and Gentlemen:

        We have acted as counsel to Nextel Partners, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement (the "Registration Statement") on Form S-4 (File No. 333-82440) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance by the Company, in exchange for up to $225,000,000 aggregate principal amount of its 12 1/2% Senior Notes due 2009 (the "Old Notes"), of up to $225,000,000 aggregate principal amount of its 12 1/2% Senior Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture, dated as of December 4, 2001 (the "Indenture"), by and between the Company and the Bank of New York, as Trustee (the "Trustee"). Unless otherwise indicated, capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

        Capitalized terms used herein and not otherwise defined have the meaning ascribed thereto in the Indenture.

        In rendering the opinions expressed below, we have examined a copies of the following documents: (i) the Indenture; (ii) the form of New Note and (iii) the Registration Rights Agreement, dated as of December 4, 2001 (the "Registration Rights Agreement"), by and among the Company, Credit Suisse First Boston Corporation and Deutsche Banc Alex. Brown.

        In rendering the opinion contained herein, we have assumed (a) the due authorization, execution and delivery of each of the Indenture, the Registration Rights Agreement, and the New Notes by each of the parties thereto (other than the Company), (b) that each such party has the legal power to act in the capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

        Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized, and when executed by authorized officers of the Company, authenticated by the trustee, and issued in accordance with the Indenture as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditor's rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

        This opinion is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

        We consent being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours